Exhibit 99.2

VOXX International Corp. (2021 Q2 Results)

October 14, 2020

Corporate Speakers:

•	Glenn Wiener; GW Communications LLC; Owner
•	Pat Lavelle; VOXX International Corporation; CEO
•	Michael Stoehr; VOXX International Corporation; SVP & CFO

Participants:

•	Beat Kahli; Kahli Holding AG; Founder

PRESENTATION

Operator:  Ladies and gentlemen, thank you for standing by.

Welcome to the VOXX International Fiscal 2021 Second Quarter Conference Call.

(Operator Instructions)

Please be advised that today's conference is being recorded.

(Operator Instructions)

I'd now like to hand the conference over to your speaker for today, Mr. Glenn Wiener, Investor Relations. Thank you.

Sir, please go ahead.

Glenn Wiener:  Thank you, John. Good morning. Welcome to VOXX International's Fiscal 2021 Second Quarter Conference.

Our Form 10-Q was filed with the SEC, and we issued our press release after market close yesterday, afternoon. Those documents can be found on the IR section of our website, and we will surely be posting an updated investor presentation to our site as well, either by the end of this week or next week. Our call is being webcast live over the Internet, and a replay will be available approximately 1 hour after the completion of this call.

Speaking from management today will be Pat Lavelle, President and Chief Executive Officer; and Michael Stoehr, Senior Vice President and Chief Financial Officer. Both will have prepared remarks, and we will then open up the call for questions. Our Chairman and founder, John Shalam, is also here with us and available for questions.

I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements, and I would like to point you to the risk factors associated with our business, which are detailed in our Form 10-K for the period ended February 29, 2020.

Lastly, as you saw from our results, and I will assume here on today's conference call, VOXX's business has improved, and we believe the outlook is stronger today than at any point in recent years. As such, we will be resuming proactive IRS initiatives to mark the VOXX story. And all shareholders, prospective shareholders, analysts and bankers joining us today or listening to our replay, please feel free to contact me directly with any follow-up questions and/or to arrange a call with management.

We look forward to the second half of our fiscal year and reporting on our progress. And to all those joining us, please remain safe. Thank you. And at this point, I'd like to turn the call over to Pat Lavelle, CEO. Pat?

Pat Lavelle:  Thanks, Glenn. And good morning, everyone.

I'm pleased to say that this quarter, we delivered substantial year-over-year improvements on both the top and bottom line. Consolidated sales increased by close to 42%, with all segments showing growth. Gross margins were up 340 basis points, and operating expenses declined by 6.7%. We reported operating income of $8.7 million versus an operating loss of $7.7 million, a $16.4 million improvement over last year. We delivered adjusted EBITDA of $13.9 million, a $14.8 million improvement over the second quarter of fiscal 2020. All of this, despite the continued impact of COVID on the global economy, needless to say, I am very proud of the VOXX team and how hard they have worked throughout this disruption.

During Q2, we wiped out the losses from Q1 and are profitable through the first half of the fiscal year, a trend we believe will continue as we continue to win new multiyear OEM contracts, expand our retail and aftermarket distribution. We have new products coming to market, and with the additional contributions from our acquisitions of DEI and VSM-Rostra. Barring any major unforeseen catastrophe in the economy, we are poised for a strong second half and expect major improvements in fiscal '21, which we also believe will be sustainable.

Lastly, our balance sheet remains very strong, and we intend to reinitiate the share repurchase program while concurrently evaluating strategic transactions that will strengthen our business. There are a lot of positive developments at VOXX, and we're excited with what the future holds.

I'm going to start with the Consumer Electronics segment this morning. Second quarter sales were up over 50%, and our outlook for the second half of the year is even better. This segment consists of both Premium Audio and Consumer Accessory products. And over the past 1.5 years, we have made a lot of changes to better align the organization, expand distribution and bring to market the right products in the categories where we have leading market positions and opportunities for growth.

Within our Premium Audio operations, Klipsch branded products did exceptionally well, growing close to 90% year-over-year. This was driven by higher sales of home speakers, cell motors, products for home theater and ProMedia speaker systems. We also saw an over 40% increase in the German Premium Audio product sales with Magnat and Heco as the drivers.

As I mentioned last quarter, additional distribution was added within our Premium Audio group pre-COVID. This has proven to be the right strategy since we were in place and able to continue to sell while many retailers shut down store locations. Additionally, consumers who were shut in looked to create a better environment for entertainment or work from home, thus creating higher demand. Klipsch has been able to expand overall assortment at many of these new outlets. At the same time, our core distribution for Premium Audio grew by over 40%. When combined, this led to a consolidated sales increase of over 80%.

Keep in mind, Best Buy, a key customer, only reopened at the end of June, and we grew in spite of this. They are now back up, and we have several programs slated in the second half of the year. Premium Audio grew by double digits as an industry, and we believe this is sustainable. These high-end products are essential in today's home for movies, gaming, home gym, outdoor. The future is bright because we've expanded the core premium audience that we believe will continue to upgrade, replace and add on in the future.

We believe e-sports and gaming is the next area of growth as we have seen this with the success of our ProMedia line. At the end of July, we finalized our alliance with Onkyo & Pioneer Corporation to become the exclusive distributor of Onkyo, Pioneer, Pioneer Elite and the Integra branded audio products in the Americas. We set up a new subsidiary, 11 Trading Company, which will market and distribute these products as well as sell our Magnat and Heco German brands in the Americas. Keep in mind, our 2Q results do not include contributions from this alliance. We will start delivery in Q3, ramping up next year and contributing to overall Premium Audio revenue.

Without giving a firm number on guidances because we all know things can change, I do feel confident in saying that our Premium Audio product's sales should see growth well over $100 million in fiscal '21 versus last fiscal year. And as I have mentioned last quarter, Klipsch in particular is poised for its best year in its history.

During the second quarter, consumer electronic product sales grew by approximately $800,000 compared to last year's second quarter. Overall sales of accessory products are expected to be down for the year, largely due to the discontinuance of products as part of our strategy. However, gross margins have improved, and we are profitable both domestically and internationally. And we continue to look for new areas where we can differentiate VOXX and leverage our distribution.

Moving on to Automotive Electronics segment. Second quarter sales were up 21% with OEM product sales down $1.1 million, and aftermarket product sales up approximately $7 million. The aftermarket business was aided by the acquisitions of DEI and VSM, but also note the timing of the acquisitions. While we had a full quarter of VSM sales, we only had DEI sales from July onwards. Both acquisitions are performing to or better than expectations. And VSM, in particular just added new multiyear OEM programs with Volvo, Polaris and Subaru. Our 50-50 joint venture with ASA is doing well and building momentum.

Last quarter, I talked about some of the weakness brought about by COVID. And while their business was down in Q1, they remain profitable. We are now seeing stronger results driven by the RV and heavy-duty markets. Momentum has carried through into September and looks to be promising in the second half.

In Q2, we were awarded approximately $30 million of new OEM business, building upon the $375 million I announced last quarter. Our collaboration with Amazon to integrate Fire TV into our rear seat entertainment systems has been a key driver in securing the major portion of our future OEM business and has put VOXX Automotive significantly ahead of the competition. Of the over $400 million in new awards we've received over the past 3 quarters or so, approximately $330 million is incremental. The business we won has varying launch dates, some in calendar year '21, calendar year '22 and '23 and stretch out over 3 to 5 years with some smaller ones as long as 10 years.

As to our recent acquisitions, we have completely transitioned the VSM-Rostra business into our Orlando facility as planned and on time. And we have completed the integration of DEI as well. Based on the moves that we have made and the awards we have won, we expect to double our automotive business over the next 3 years.

Moving on to the Biometrics segment. Although the quarter showed modest improvement, we are seeing increased interest in EyeLock's iris technology, driven by the difficulties of the other modalities created by COVID. Facial cannot identify individuals with masks or PPE, and many consumers are much more comfortable with a touchless application. We have announced a number of new partnerships over the past quarter and have begun receiving some of the new products that were in development, ramping up production based on increased demand. As a result, we expect to see higher sales, but more importantly, more consistency in sales of our secure solution applications.

And some good news to report. In the second quarter, we were advised that we were awarded the program that we have discussed in the past within the health care space. We are in negotiations on final terms, and when the contract is signed, we will have more liberty to discuss the positive impact this will have on EyeLock.

As you know, we also hired an investment banker, Imperial Capital, to look at alternatives to enhance Eyelock's position. We have had a number of interested parties and are evaluating several to determine the best fit for VOXX and its shareholders.

To sum it all up, we had a strong second quarter. The second half should be even better. Automotive long term looks more promising than ever. Consumer, driven by Premium Audio, is poised for significant expansion this year, which we believe can be sustained barring any major change at retail or within the economy. Biometrics interest is picking up. Our pipeline is growing. And we have a number of interested parties that want to share in Eyelock's future and upside.

Our acquisitions were done at what we believe to be a very attractive price and will positively contribute to our top and bottom line. We have a strong balance sheet with cash on hand and access to capital. We are planning to reinitiate the share repurchase program, entering into a 10b5 plan for 500,000 shares to begin and will revisit throughout the next few quarters. We are also going to start marketing the VOXX story again, given our outlook and believe we are in a great position to continue to increase shareholder value.

Thank you. And at this time, I'll turn the call over to Mike, and then we'll open it up for questions. Mike?

Michael Stoehr:  Thanks, Pat. Good morning, everyone. Pat provided a lot of details regarding our second quarter performance and our outlook. As such, I'll provide a recap of our first half of the year results with some commentary around the second quarter, then address our balance sheet before we open the call for questions. Note all comparisons for the second quarter and first half of fiscal '21 and fiscal '20 are for the period ended August 31.

For the first half of fiscal 2021, consolidated net sales of $200 million increased by $16.3 million or close to 9%. Automotive segment sales were down $6.6 million. OEM product sales declined by $8.4 million, while aftermarket product sales increased by $1.8 million.

As many of you know from prior calls and from various news reports, the automotive market was hit hard by COVID, and there were several plant shutdowns. That was one of the primary drivers for the OEM decline, and the growth in our aftermarket business was primarily driven by our recent acquisitions. This impact was hardest in Q1. But for the second quarter comparisons, note that Automotive segment sales were up approximately 22%.

Consumer Electronics segment sales were up $22.8 million or 18%, with big sales increases of premium motor products up close to 39%. Other CE products declined by approximately 12%. But note, this takes into account products that were sold in the prior fiscal year period that have since been discontinued. We did not grow other CE product sales in the second quarter year-over-year.

The Biometrics segment posted sales of $360,000, up $100,000, but the real growth is anticipated based on new programs, new partnerships and some of the new products that were recently brought to market.

Our second quarter gross margins of 29.7% increased by 340 basis points, and our first half margins of 29% increased by 190 basis points. Driving the year-over-year increases for both periods was our CE segment, up 390 and 260 basis points, respectively.

Second quarter total operating expenses declined by 6.7%, and for the first 6 months declined by 11.4% versus the prior year periods. We have taken a lot of fixed costs out of the business. T&E, of course, has been down due to the current travel environment, and we had either removed or lowered salary and other third-party costs throughout the year. Note, there will be some costs coming back in the second half of the year, which was part of our plan and given the anticipated increase in sales and the added costs from the acquisitions. We will continue, however, to be diligent in managing capital allocations.

For the 6-month period, selling expenses declined by 6.2%, G&A expenses declined by 13.3%, and engineering and technical support expenses declined by 14.5%.

Second quarter operating income of $8.7 million marked a $16.4 million year-over-year improvement. And for the 6-month period, we went from a loss of $14.9 million to an operating profit of $800,000. We anticipate profitability in the second half of the fiscal year, as Pat indicated, barring any major changes related to COVID, the elections and global economies. This is based on customer projections, which we continually monitor and try to offset year-end risks as well as our buying forecasts and future programs that will roll out throughout the second half.

Other income for the 3-month comparisons declined by $1.2 million and for the 6-month comparisons declined by $2.8 million. The key drivers were a $775,000 investment gain in last year's second quarter, a $1 million pickup from a life insurance policy also in the prior year and other minor factors.

This leads to a pretax profit of $9.2 million compared to a pretax loss of $6 million when comparing the second quarter periods. And for the 6-month periods, pretax profit in fiscal '21 was $1.8 million versus a pretax loss of $11.1 million in the comparable periods last year.

We reported EBITDA of $13.5 million in fiscal '21 second quarter versus an EBITDA loss of $1.3 million in second quarter of fiscal '20, a $14.9 million increase. An adjusted EBITDA of $13.9 million marked a $14.8 million improvement over second quarter of last fiscal year. For the 6-month period comparisons, EBITDA of $10.3 million increased by $11.7 million and adjusted EBITDA of $10.5 million increased by $12.4 million.

With respect to the balance sheet, we finished the second quarter with $45.9 million of cash and cash equivalents, up $8.5 million compared to our fiscal year-end. The increase is due to a $20 million drawer on our credit facility, which we discussed previously and was done amidst the earlier stages of the global pandemic, and this also takes into account cash used for acquisitions. We will continue to utilize our cash as we move into our heaviest selling season, and there was -- and there are a lot of inventory purchase based on an anticipated increase in sales. You can see in footnote 17 of our Form 10-Q the breakdown of our debt, which stood at $26.3 million as of August 31 compared to $6.1 million as of our fiscal 2020 year-end. There was very little change less the $20 million drawer on our credit facility.

In closing, our balance sheet remains in excellent condition. And we have sufficient capital and access to capital to fund operations, support our customers, reinitiate the share repurchase program and to continue to seek out other opportunities that will strengthen our business in line with Pat's comments. Operator, we are now ready to open up the call for questions.

QUESTIONS AND ANSWERS

Operator:  (Operator Instructions)

First question comes from Beat Kahli from Kahli Holding.

Beat Kahli:  I just want to say congratulations. There is not much more to say as a comment. I'm proud of you, proud to have almost 4.5 million reasons to be happy today with your performance in the second quarter. But I understand too that it wasn't an easy task. But what I particularly like, after I had a chance to get up very early today to study your release of yesterday evening, is the outlook. I mean the outlook is bright. And I can tell everybody, because I was always open about this, I don't see any reason why Kahli Holding wouldn't, when opportune, continue to buy, I mean the stock went up, because I still believe that you have a great potential here.

And needless to say, with our 4.5 million reason or shares, we're watching VOXX very closely from our office in Singapore, from our office in Orlando. Whatever information we can publicly get, we are seeking in. We believe you have -- you're at the beginning. And stay tuned, we will continue to invest in VOXX and we will continue to monitor, and when possible, probably, even support. So thank you very much for the performance, and congratulations.

I particularly as well like -- because I was a little bit skeptical too when Pat announced acquisitions. I'm kind of like thought, well, I mean, right now, acquisitions? But when I'm now seeing that -- what those 2 aftermarket automotive acquisition really did for that segment, more power to you. Those acquisitions, as I can see and I don't have every single information, obviously, were a great move, so -- and I have to admit too, if I would have any say, I would have probably not done those acquisition. Pat, John, Mike, you did it, and it helped.

My question today is a little bit -- I mean looking at this, looking at the profitability -- and I, actually, I mean, to my fellow shareholders, maybe not a secret because Pat actually announced a lot of those things. But we probably didn't want to listen at that time when he told us about the contracts which you secured in the automotive, when he told us on the last call that Klipsch is doing well. We probably just don't know that because the stock is down, the CEO makes some good comments. But most of those fruits, which

VOXX was now earning in the second quarter. And I have no doubt, to a much greater degree, it will be earning over the next quarters and next years, or the fruits of those information, which Pat gave us several months ago on those calls, we were all a bit skeptical.

So my question to you, Pat is -- Mike, how do you see the sustainability of this? I mean you're delivering a quarter pretax profit of almost $10 million. And still, I mean that was a quarter which was challenging because there was COVID, there was -- so there is travel restriction. Do you see this as sustainable? Are we looking at a company who can deliver what our underwriting was at the beginning of the year when we made a decision to invest in VOXX in steps? Is this sustainable? What do you see, Pat or Mike or John on that front for us and our fellow shareholders?

Pat Lavelle:  All right, I'll take that, Beat. And thank you for your kind words.

As I said, we believe -- let's talk about the Premium Audio business. We believe the Premium Audio uptick is sustainable for a number of reasons. First, the entire industry has seen a gain. COVID certainly impacted sales to the upside, and it seems consumers have rediscovered quality audio. And not just for listening to a stereo system, but for movies, where we've seen growth in home theater and high-end sound bars, but also, as I said, home gyms, outdoor, gaming, certainly work from home, which we believe is an integral part of today's workplace.

So from the marketplace, we've seen the market grow and we have seen the audience grow. Secondly, the additional distribution that we -- that I mentioned is here to stay. We're doing very well with them and giving -- and they're giving us additional outlets that we believe will help maintain the growth.

And then third, when I look at Premium Audio, our 11 TC Trading Group, which will distribute Onkyo, Pioneer and Integra, plus the Magnat and Heco brands, across the Americas is just getting started. And it's just getting started in the third quarter. So this will be a big contributor to the top line sales of Premium Audio. So that's where we see the sustainability there.

Finally, when we look at our automotive business, first off, the first quarter was really impacted by COVID. But the car manufacturers are back. The OEM wins which we've announced, plus the ones we know that we're now working on to secure, and the acquisitions have given us a much clearer picture of the next few years where we believe we can double our automotive sales based on the activity. So all in all, and again barring any major economic impact, I think our prospects look very good.

Operator:  (Operator Instructions)

We do not have any more questions at this time. Please continue.

Pat Lavelle:  Okay. If there are no more questions, I want to thank you all for your participation this morning and interest in VOXX. I wish you have a great rest of the day, and please remain safe. Thank you, all.

Operator:  Ladies and gentlemen, this concludes today's conference call. Thank you for participating, you may now disconnect. Speakers, please stay on the line for your post conference.